DIGI INTERNATIONAL ANNOUNCES APPOINTMENT OF NEW CFO
Trimble executive Michael Goergen to replace retiring Steve Snyder

MINNETONKA, MN, March 26, 2015 – Digi International® , (NASDAQ: DGII), announced today that Michael C. Goergen has been appointed as Senior Vice President, Chief Financial Officer and Treasurer of the company effective April 20, 2015.

Goergen, most recently served as Senior Vice President of Finance for the Transport – Logistics division of Trimble Navigation Limited (NASDAQ:  TRMB) from April 2013 to March 2015, where he was instrumental in helping the division achieve consistent, profitable revenue growth.

Prior to Trimble, Goergen served as Chief Financial Officer of PeopleNet, a leading provider of Telematics solutions to the transportation industry. PeopleNet was acquired by Trimble in 2011.

“We are pleased to welcome Mike to Digi,” said Digi President and CEO Ron Konezny. “Mike has held several challenging financial leadership roles and has an outstanding track record of managing day-to-day financial and business operations.  He is distinctly qualified to serve as our Chief Financial Officer and we look forward to leveraging his expertise.”

Goergen replaces Steven E. Snyder, Senior Vice President, Chief Financial Officer and Treasurer, who has announced his retirement.  He will be leaving the company after a transition period. “I want to thank Steve for his leadership, efforts and many contributions to Digi and wish him all the best in his retirement,” said Konezny.

About Digi International
Digi International (NASDAQ:DGII) is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud platform for device management, and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

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